Exhibit 21.1

STEEL DYNAMICS, INC

LIST OF SUBSIDIARIES

	State of Incorporation or Organization	Names Under which Business is Conducted
Jackson Iron & Metal Company, Inc.	Michigan	OmniSource Michigan Division
Marshall Steel, Inc.	Delaware
Mesabi Nugget Delaware, LLC	Delaware
New Millennium Building Systems, LLC	Indiana
OmniSource Corporation	Indiana

OmniSource Corporation Media Division
OmniSource Media Division
OmniSource Corporation South
OmniSource Corporation-Michigan
OmniSource Corporation (Indiana)
OmniSource - South Carolina
Omni Auto Parts

OmniSource Southeast, LLC	Indiana
OmniSource Transport, LLC	Indiana	OmniSource Transport, LLC of Michigan OmniSource Transport of Ohio
Roanoke Electric Steel Corporation	Indiana	Steel Dynamics Roanoke - Bar Division Steel Dynamics Merchant - Bar Division
Steel Dynamics Sales North America, Inc.	Indiana
Steel Dynamics Columbus, LLC	Delaware
Steel of West Virginia, Inc.	Delaware
STLD Holdings, Inc.	Indiana
Superior Aluminum Alloys, LLC	Indiana
SWVA, Inc.	Delaware
The Techs Industries, Inc.	Delaware	The Techs The Techs a Division of Steel Dynamics, Inc.